EXHIBIT 99.1

Securities Exchange Commission Concludes Informal Inquiry of
Dobson Communications, Taking No Action

OKLAHOMA CITY, May 27, 2005 (PRIMEZONE) — The Securities Exchange Commission has notified Dobson Communications Corporation (Nasdaq:DCEL) by letter that it has concluded its informal inquiry of the Company without taking further action or seeking any relief from Dobson or its largest shareholder, Dobson CC Limited Partnership. In October 2004, the SEC initiated an informal inquiry concerning the timing of Dobson’s disclosure in 2001 that a controlling interest in the Company was pledged to secure a loan to DCCLP.

Since the SEC inquiry was initiated, Dobson Communications maintained that it did not expect the inquiry to result in a fine or other material adverse effect on its business.

The DCCLP loan was restructured in May 2003, eliminating any change of control risk at Dobson Communications related to a possible future default by DCCLP.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its web site at www.dobson.net.

CONTACT:	J. Warren Henry Vice President, Investor Relations (405) 529-8820